Exhibit 99.1

www.WorkstreamInc.com

News Release

May 3, 2011

Workstream Board Approves Reverse Stock Split

MAITLAND, FL…. May 3, 2011 (GLOBE NEWSWIRE) -- Workstream (OTCBB:WSTM - News), a leading provider of human capital management software and services,  announced  today that its Board of Directors has approved a one-for-four hundred reverse stock split of Workstream common stock. The company anticipates the stock split will be effective after the close of business May 6, 2011. Workstream stockholders had authorized the Board of Directors to approve a reverse stock split at a ratio of between one-for-two hundred and one-for-four hundred at the company’s April 29, 2011 Annual Shareholder’s Meeting.

When the reverse stock split becomes effective, every four hundred shares of issued and outstanding Workstream common stock will automatically be combined into one issued and outstanding share of common stock without any change in the par value of the shares. The number of authorized share of the company’s common stock will also be proportionately reduced from 992,094,055 to 2,480,235.

No fractional share will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the company’s common stock will receive a cash payment in lieu of such fractional share based upon the average closing bid prices of our common shares during each of the five traded days preceding the effective date of the reverse stock split.

About Workstream: Workstream provides a variety of solutions for recruitment, compensation planning, performance management, and talent management solutions and services that help companies manage the employee lifecycle.   Workstream's Talent Center enables employers to align their talent strategy with their business strategy.  Solutions are offered as Software as a Service (SaaS.)

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to identify or complete the acquisition of quality target businesses; inability to integrate acquired businesses; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission, including but not limited to those set forth under “Risk Factors” in Workstream’s annual report on Form 10-K.  The forward-looking statements herein reflect the company's expectations as at the date of this press release and are subject to change after this date.

Workstream Inc.

485 N. Keller Road, Suite 500
Maitland, FL 32751

For more information: Ezra Schneier
Ezra.Schneier@workstreaminc.com
Tel: 407-475-5500  Ext. 709
Mobile: 267-980-6095
www.workstreaminc.com

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